UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 12, 2015

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 12, 2015, The Goodyear Tire & Rubber Company (the "Company") and its majority owned subsidiary, Goodyear Dunlop Tires Europe B.V. ("GDTE"), amended and restated its European revolving credit facility (the "Amended European Credit Facility"). Significant changes to the Amended European Credit Facility include extending the maturity to May 12, 2020, increasing the available commitments thereunder from €400 million to €550 million and decreasing the annual commitment fee by 20 basis points to 30 basis points. Loans will bear interest at LIBOR plus 175 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 175 basis points for loans denominated in euros.

The Amended European Credit Facility consists of (i) a €125 million German tranche that is available only to Goodyear Dunlop Tires Germany GmbH ("GDTG") and (ii) a €425 million all-borrower tranche that is available to GDTE, GDTG and Goodyear Dunlop Tires Operations S.A. Up to €150 million of swingline loans and €50 million in letters of credit are available for issuance under the all-borrower tranche.

GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany provide guarantees to support the Amended European Credit Facility. GDTE’s obligations under the Amended European Credit Facility and the obligations of its subsidiaries under the related guarantees are secured by security interests in collateral that includes, subject to certain exceptions:

• the capital stock of the principal subsidiaries of GDTE; and
• a substantial portion of the tangible and intangible assets of GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany, including real property, equipment, inventory, contract rights, intercompany receivables and cash accounts, but excluding accounts receivable and certain cash accounts in subsidiaries that are or may become parties to securitization or factoring transactions.

The German guarantors secure the German tranche on a first-lien basis and the all-borrower tranche on a second-lien basis. GDTE and its other subsidiaries that provide guarantees secure the all-borrower tranche on a first-lien basis and generally do not provide collateral support for the German tranche. The Company and its U.S. subsidiaries and primary Canadian subsidiary that guarantee the Company’s U.S. senior secured credit facilities also provide unsecured guarantees in support of the Amended European Credit Facility.

The Amended European Credit Facility contains covenants similar to those in the Company’s first lien revolving credit facility, with additional limitations applicable to GDTE and its subsidiaries. These covenants limit, among other things, the ability of the Company and certain of its subsidiaries, including GDTE, to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of the Company’s subsidiaries to pay dividends to the Company, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets. These covenants are subject to significant exceptions and qualifications. In addition, under the Amended European Credit Facility, GDTE’s ratio of Consolidated Net J.V. Indebtedness to Consolidated European J.V. EBITDA for a period of four consecutive fiscal quarters is not permitted to be greater than 3.0 to 1.0 at the end of any fiscal quarter. "Consolidated Net J.V. Indebtedness" and "Consolidated European J.V. EBITDA" have the meanings given them in the Amended European Credit Facility.

The Amended European Credit Facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in the Company’s business or financial condition since December 31, 2014.

The Amended European Credit Facility contains customary events of default, including cross-defaults to material indebtedness of the Company and its subsidiaries. The lenders may declare any outstanding obligations under the Amended European Credit Facility immediately due and payable upon the occurrence, and during the continuance of, an event of default. In addition, the amount of any outstanding obligations under the Amended European Credit Facility will be immediately due and payable in the event that the Company or certain of its subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

J.P. Morgan Europe Limited is the administrative agent and JPMorgan Chase Bank, N.A. is the collateral agent for the Amended European Credit Facility. Certain of the agents, arrangers and lenders under the Amended European Credit Facility have from time to time performed, and may in the future perform, financial advisory and investment banking services for the Company and its affiliates, including JPMorgan Chase Bank, N.A., which is the administrative agent under the Company’s first lien and second lien credit facilities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

May 13, 2015	By:	David L. Bialosky

Name: David L. Bialosky
Title: Senior Vice President, General Counsel and Secretary